Exhibit 14.1

BioLok International Inc.

Code of Ethics for Officers and Managers

The Code of Ethics (the “Code”) for Officers and Managers has been adopted by the Board of Directors of BioLok International, Inc. (the “Company”) on May 26, 2005 to promote the honest and ethical conduct, proper disclosure to outside constituents, and compliance with applicable laws, rules and regulations by the Company’s Officers and Managers.

Applicability
The terms “Officers” and “Managers” includes any executive or senior officer, or manager of BioLok International, Inc. or its subsidiaries.

Principle and Practices
In performing his or her duties for the Company, each Officer or Manager of the Company agrees to abide by and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company;

3.	Compliance with rules and regulations of Federal , State and Local governments;

4.	Respect for confidential information acquired in the course of one’s work except when otherwise legally obligated to disclose such confidential information;

5.	Compliance with Federal and State insider trading rules and regulations and the Company’s policy on appropriate periods when trading in the Company’s securities is permitted;

6.	Loyalty to the Company and avoidance of exploiting professional relationships for personal gains;

7.	Compliance with all Company policies and procedures, including those applicable to employees, generally; and

8.	Accountability for adherence to the Code.

Compliance and Accountability
Violations of the Company’s Code of Ethics shall be reported promptly to the Company’s independent Directors on the Company’s Board of Directors.

Any violations of the Company’s Code to Ethics may result in disciplinary action, up to and including immediate termination.

5/26/05

BioLok International Inc.

Code of Ethics for Officers and Managers

Listing of independent Directors for reporting purposes are as follows:

Neil H. Smith	7816 Travelers Tree Drive Boca Raton, Florida 33433

Cary A. Shapoff	206 Stonewall Lane Fairfield, CT 06824

Harold Weisman	11062 Boca Woods Lane Boca Raton, Florida 33428